Exhibit 10.2

Non-Disclosure, Non-Solicitation and Non-Competition Agreement

Date: March 2, 2017

Name: Glenn W. Rust

Virginia National Bank and its affiliates, including Virginia National Bankshares Corporation and VNBTrust, N.A., also known as VNB Wealth Management (together “VNB”), has provided you with the continued opportunity to be a key member of VNB’s executive management team. As a condition of your employment opportunity with VNB, you must sign and return this Non-Disclosure, Non-Solicitation and Non-Competition Agreement (this “Agreement”).

In consideration of this employment opportunity, your compensation, including your base salary, potential incentive compensation, Management Continuity Agreement with VNB, benefits, training, personal and professional growth potential, the opportunity to play an integral role in the continued growth and development of a community-based financial services organization, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, with your signature you acknowledge and agree to the following:

1. Acknowledgement of VNB’s Interest.

You acknowledge that VNB has invested substantial time, money and resources in the development and retention of its customers, accounts, business and employees. You acknowledge and agree that any and all "goodwill" associated with any customer, account, business or employee of VNB belongs exclusively to VNB. You further acknowledge and agree that during the course of your performing services for VNB, VNB employees and/or customers may furnish, disclose or otherwise make available to you confidential and proprietary information and that VNB may provide you with unique and specialized training. You also acknowledge that (a) such relationships, information and training have been, and will continue to be, developed by VNB through the expenditure by VNB of substantial time, effort and money, (b) all such relationships, information and training are valuable to VNB and (c) use of such relationships, information and training by you other than for VNB’s benefit will cause substantial harm to VNB.

2. Non-Disclosure of Confidential and Proprietary Information.

VNB has developed and continues to develop, use and maintain confidential and proprietary information, which may include competitive information and trade secrets, concerning VNB’s business, customers and employees, including, without limitation, the following: identity and other information related to present and prospective customers; business organization and structure; business and marketing plans and strategies; training programs and materials; product information; personnel information including employees' capabilities, salaries, benefits, and any other terms of employment; policies, standards and procedures; current and prospective vendors and contracts; and profit, loss and other financial information (collectively, the "Confidential Information"). You acknowledge that during your employment with VNB you will have direct and indirect access to, and knowledge of, the Confidential Information, and you agree to take all reasonable measures to protect the confidentiality of such Confidential Information. You agree to use the Confidential Information, both during and after your employment, for the sole benefit of VNB.

You agree and attest that any and all such Confidential Information is, and shall remain, the sole property of VNB. You agree that you will hold such Confidential Information in the strictest confidence and that you will not (except as required in the course of your employment with VNB, as required by any court, supervisory authority or administrative agency, or as otherwise required by applicable law) disclose, either directly or indirectly, any Confidential Information to any other business, firm, entity or person, unless such information has become a matter of public knowledge at the time of such disclosure. You further agree that you will not remove or retain any Confidential Information regardless of how it is maintained. You agree to return to VNB any and all copies of the Confidential Information that you have, or have had, in your possession immediately upon termination of employment, whether voluntary or involuntary or upon any request by VNB. The terms of this paragraph are in addition to, and not in lieu of, any legal or other contractual obligations that you may have, or believe you may have, relating to the protection of the Confidential Information or your employment. The terms of this paragraph shall survive indefinitely the termination of this Agreement and/or your employment with VNB.

3. Non-Solicitation.

a. You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, directly or indirectly, on your own behalf or in the service of or on behalf of any other person or entity other than VNB, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any business from any VNB customers or prospective customers with whom/which you have had contact during the course of your employment or about whom/which you have obtained Confidential Information during the course of your employment.

b. You agree that both during the course of your employment, and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not (i) enter into, and will not participate in, any plan or arrangement to cause any employee of VNB to terminate his or her employment with VNB, or (ii) directly or indirectly solicit any VNB employee for employment in connection with any business initiated by you or any other person, firm, company or corporation.

4. Non-Competition.

You agree that both during the course of your employment, and for a period of three (3) months following the voluntary or involuntary termination of your employment, you will not accept employment or otherwise engage in any activity or work, that is in any way competitive with the business of VNB in which you are significantly involved at any time during your employment with VNB in a geographic area within a 30 mile radius of your then current office location (or, if applicable, the office location at which you were primarily working immediately prior to the termination of your employment with VNB) or within a 10 mile radius of any other VNB location. For purposes of this Agreement, you acknowledge and agree that VNB and its affiliates are engaged in the financial services business which includes, without limitation, commercial and retailing banking and lending, treasury management, private banking, trust, investment/brokerage services, wealth management and funds management. You also acknowledge that VNB has strategic plans related to offering services such as leasing, brokerage, international and factoring, and that those services and businesses will be considered competitive with VNB under the terms of this Agreement to the extent that you are significantly involved in such services or businesses during your employment with VNB.

5. Enforcement of this Agreement.

You agree that the provisions outlined above are necessary and reasonable to protect the best interests of VNB, its customers, and its employees. Further, you agree that in the event of your breach of any of the provisions of this Agreement, VNB would suffer substantial irreparable harm and that monetary damages alone may not be sufficient to protect VNB adequately from such breach. In the event of a breach or threatened breach by you of any of the provisions of this Agreement, in addition to such other remedies as VNB may have available at law, VNB shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking or granting of an injunction or other equitable remedy shall not affect VNB’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach. You agree to pay all reasonable costs and expenses incurred by VNB in enforcing the provisions of this Agreement, including VNB’s attorneys’ fees.

6. Miscellaneous

a. You acknowledge that you will be an “at will” employee of VNB and that your employment may be terminated at any time, with or without cause, at the option of you or VNB. You also acknowledge that neither this Agreement nor any employee handbook or other document you may receive creates any contractual rights contrary to the foregoing and that no representative or agent of Employer other than an Authorized Representative of VNB through a written, signed document has any authority to enter into any agreement for employment for any specified time period or to make any other agreement contrary to the foregoing. For purposes of this Agreement, an “Authorized Representative of VNB” shall mean either the Chairman of the Board, Chairman of the Compensation Committee, Chief Executive Officer, or President of VNB; provided, however, you may not sign on behalf of VNB even if you hold one of the identified positions with VNB.

b. This Agreement contains the entire understanding between you and VNB and supersedes any prior written or oral agreements with VNB. This Agreement shall not be modified or waived except by written instrument signed by you and an Authorized Representative of VNB.

c. In the event that any provision of this Agreement shall be declared unenforceable or invalid, the remaining provisions shall continue to be valid and enforceable.

d. This Agreement shall inure to the benefit of and be enforceable by VNB and/or VNB’s successors in interest, subsidiaries and affiliates.

e. You acknowledge that this Agreement shall be governed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of law principal. You agree that the state and federal courts located in the City of Charlottesville or the County of Albemarle shall be the exclusive jurisdictions for the resolution of any disputes concerning this Agreement, and you agree to submit to the jurisdiction of those courts.

f. You acknowledge that you have had the opportunity to consult with an attorney prior to signing this Agreement.

With your signature, you attest to your understanding of the provisions outlined above and voluntarily agree to each of the terms of this Agreement.

		/s/ Glenn W. Rust		(SEAL)
Signature
		Printed Name:	Glenn W. Rust
		Date:	March 2, 2017
ACCEPTED:
Virginia National Bank

By	/s/ Steven W. Blaine
Steven W. Blaine
Chairman of VNB’s Compensation Committee
Date:	March 2, 2017